Exhibit 99.1
Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871
NEWS RELEASE

Investor Relations Contact: Bryan Berndt Treasurer 212-658-5817 bryan.berndt@bowne.com	Media Contact: Pamela Blum Director of Corporate Communications 212-658-5884 pamela.blum@bowne.com
FOR IMMEDIATE RELEASE
BOWNE & CO. REPORTS 2009 RESULTS
•	Fourth Quarter Revenue Up 8%; Gross Profit Up 36%; and Segment Profit Increases $13 million

•	Full Year Segment Profit of $46 Million Represents a 39% Increase Over 2008

•	Significantly Improved 2010 Business Outlook Announced
NEW YORK, February 3, 2010— Bowne & Co., Inc. (NYSE: BNE), a global leader in shareholder and marketing communications services, today announced fourth quarter and full year operating results.
Fourth quarter 2009 revenue of $169.0 million increased $12.0 million or 8% over the comparable period last year. Gross profit improved by $15.1 million to $57.2 million with a 33.8% gross margin contribution, compared to $42.0 million and a 26.8% gross margin contribution in the prior year period. The Company generated segment profit of $10.5 million in the fourth quarter, as compared to a loss of ($2.2) million last year. Segment profit margin for the quarter was 6.2%. Loss from continuing operations for the fourth quarter of 2009 was ($4.1) million, or ($0.10) per diluted share, compared to ($15.5) million, or ($0.54) per diluted share, in the fourth quarter of 2008.
For the year ended December 31, 2009, revenue was $675.8 million, as compared to $766.6 million reported for the prior year. The Company generated gross profit in 2009 of $225.7 million with a 33.4% gross margin contribution, compared to $241.6 million and a 31.5% gross margin contribution in the prior year period. Segment profit improved by $12.8 million, or 39%, to $46.1 million for the full year, compared to $33.2 million in 2008. Segment profit margin also increased to 6.8% from 4.3% in 2008. Loss from continuing operations was ($17.1) million, or ($0.52) per diluted share for the year ended December 31, 2009, compared to ($30.4) million, or ($1.07) per diluted share, in 2008.
On a pro forma basis for the fourth quarter, loss from continuing operations totaled ($2.1) million and loss per share was ($0.05) compared to a loss from continuing operations of ($11.2) million and loss per share of ($0.39) in the 2008 fourth quarter. For the full year 2009 on a pro forma basis, loss from continuing operations was ($3.0) million and a loss per share of ($0.09), as compared to a ($7.5) million loss from continuing operations in 2008 and loss per share of ($0.26). (See page 9, Pro Forma Supplemental Income Information, for a reconciliation between the non-GAAP financial measures and the Company’s Condensed Consolidated Statements of Operations.)
“We are pleased with our operating performance in the fourth quarter with revenue improving by 8% over last year and segment profit improving by $13 million. For the full year, our segment profit improved by 39% over 2008, despite a drop in revenue of approximately $91 million,” said Dave Shea, Chairman and Chief Executive Officer. “We are optimistic about 2010, given the increased momentum in the capital markets, our strong back log entering the year, a streamlined cost structure and our more flexible operating model. In 2009, we also significantly strengthened the Company’s capital structure, through a dramatic reduction in our debt levels, and completed an amendment and extension of our $123 million revolving credit facility, extending its
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maturity to May 2013. We’re confident that we have the capital structure in place that will support our strategic growth plan.”
Additional comments on the operating results in the fourth quarter and for the full year 2009 are provided below.
Revenue:
Capital markets revenue, which includes transactional revenue and Bowne Virtual Dataroom™ (VDR), totaled $69.8 million for the quarter and $172.1 million for the year 2009, as compared to $44.7 million and $203.5 million last year, respectively.
The Company generated transactional revenue of $65.7 million in the fourth quarter of 2009, a 59% increase over last year. This improvement is related to the general improvement in capital markets activity, led by the U.S. and Asian markets. Transactional revenue during 2009 has reflected an improving trend throughout the year on a sequential quarter-over-quarter basis. This trend increased significantly in the last six months of the year, as transactional revenue more than doubled to $106.8 million in the second half of 2009 compared to $52.2 million in the first half. For the full year 2009, transactional revenue was $159.0 million, which is $30.7 million, or 16%, lower than the full year of 2008.
Revenue from the Bowne Virtual Dataroom (VDR) product offering was $4.1 million for the fourth quarter and $13.1 million for the year 2009. That compares to $3.5 million and $13.7 million for the comparable periods in 2008.
Shareholder reporting services revenue includes compliance reporting, investment management services and translations services revenue. For the fourth quarter of 2009 and full year periods, compliance reporting revenue decreased approximately 4% and 8%, respectively. Investment management services revenue decreased 2% in the fourth quarter and 4% for the full year 2009. The decrease in revenue from shareholder reporting services was primarily the result of pricing pressure and reduced print volumes. Additionally, there was a 14% decline in the number of public filers (due to bankruptcies and consolidations). These declines were partially offset by the addition of new clients and increased services to certain existing clients in 2009. The Company anticipates new revenue growth in 2010 driven by new regulatory initiatives, as well as the implementation of new products and services that were introduced in 2010.
Marketing communications services revenue decreased $5.8 million, or 14%, to $36.4 million during the fourth quarter of 2009, and decreased $21.6 million, or 13%, to $145.1 million during the full year of 2009. The decline is primarily due to: the loss of certain accounts; lower volumes and activity levels from existing clients, as companies reduced their marketing spending in the current economic downturn. It also reflects a decline in enrollment activities for health care and financial products, such as 401(k) enrollments as unemployment levels increased.
Segment Profit: The Company generated segment profit of $10.5 million in the fourth quarter of 2009, as compared to a loss of ($2.2) million last year. Segment profit for the full year in 2009 was $46.1 million, a 39% increase over 2008 results, despite a $91 million reduction in revenue. The Company’s segment profit margin in the quarter and 2009 full year periods was 6.2% and 6.8%, respectively, and also represents a significant improvement over last year. The improved profitability and operating margins reflect the impact of the cost reductions that have been put in place over the past two years.
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Cost Reduction Initiatives: During 2009, the Company implemented initiatives to reduce its workforce and facilities as part of its continued focus on improving its cost structure and realizing operating flexibility and efficiency. These cost reductions were in addition to the cost savings initiatives taken during 2008, which continue to positively impact this year’s operating results. The Company achieved approximately $60 million in cost savings in 2009 from these initiatives, with approximately $10 million of incremental savings expected from these initiatives in 2010.
Bowne continues to be proactive in reducing its fixed costs and consolidating operations, which positions the Company to respond to changing economic conditions and to compete more effectively.
Balance Sheet and Cash Flow: During 2009, the Company was successful in completing significant improvements to its capital structure. The Company completed a public equity offering in August 2009 that raised net proceeds of $67.8 million. These proceeds were used to pay down debt.
As of December 31, 2009, the Company had $14.3 million of debt outstanding, as compared to $89.2 million at December 31, 2008. The amount outstanding at December 31, 2009 includes $5.0 million outstanding under its revolving credit facility and $8.3 million outstanding under the Company’s Convertible Subordinated Debentures. As previously announced, in October 2009, the Company completed an amendment of the $123.0 million revolving credit facility and extended its maturity to May 2013 and modified certain covenants to provide additional operating flexibility. The Company was in compliance with all debt covenants as of December 31, 2009.
Cash and marketable securities at December 31, 2009 totaled $22.3 million, which is $10.6 million higher than the prior year.
As presented in the Consolidated Statement of Cash Flows (see page 7), the Company generated $43.1 million in cash from operating activities, which is significantly higher than the $6.7 million generated last year.
Average days sales outstanding was 69 days for 2009 compared to 70 days in 2008. Work-in-process inventory was $18.1 million at December 31, 2009, compared to $17.9 million at December 31, 2008.
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Business Outlook for 2010:
The Company is optimistic about its operating performance outlook for 2010 and expects significantly improved operating results in 2010 in comparison to 2009 and 2008. The Company also expects that capital markets activity will continue to strengthen and regulatory requirements will expand in 2010, driving revenue growth.
Our outlook for 2010 is presented below.

(in millions, except per share amounts)	2008 Actual	2009 Actual	2010 Outlook
Revenue:
Capital Markets	$203.5	$172.1	$185 to $270
Total Revenue	$766.6	$675.8	$690 to $830
Segment Profit (1)	$33.2	$46.1	$55 to $85
Restructuring, integration and asset impairment charges	$39.3	$24.6	$5 to $10
Interest Expense	$8.5	$6.1	$4 to $5	(2)
Depreciation and Amortization	$33.1	$32.7	$30 to $32
Earnings (Loss) Per Share — GAAP basis from continuing operations	$(1.07)	$(0.52)	$0.15 to $0.61
Earnings (Loss) Per Share — Pro Forma basis from continuing operations (1)	$(0.26)	$(0.09)	$0.26 to $0.72
Weighted-average diluted shares outstanding	28.5	33.0	41.0
Capital Expenditures	$22.1	$17.3	$18 to $22

(1)	Excludes restructuring, integration and asset impairment charges.

(2)	Includes $1.7 million of non-cash expense, primarily amortization of deferred financing charges.
The Company notes that forward-looking statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the Company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets.
Bowne & Co., Inc. will hold its earnings conference call to review its 2009 results on Thursday, February 4, 2010, at 11:00 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (877) 407-9205 (domestic) or (201) 689-8054 (international), conference ID #343446.
About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical capital markets communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Investment managers and third party fund administrators count on Bowne’s integrated solutions to streamline their document processes and produce high quality communications for their shareholders. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 2,800 employees in 50 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	For the Periods Ended December 31,
	Quarter		Year-to-Date
(in thousands, except per share information)	2009	2008	2009	2008
Revenue	$168,953	$156,914	$675,797	$766,645
Expenses:
Cost of revenue	(111,780)	(114,885)	(450,082)	(525,047)
Selling and administrative	(46,689)	(44,211)	(179,663)	(208,374)
Depreciation	(6,635)	(7,495)	(27,282)	(28,491)
Amortization	(1,366)	(1,368)	(5,466)	(4,606)
Restructuring, integration and asset impairment charges[1]	(3,376)	(10,804)	(24,560)	(39,329)

	(169,846)	(178,763)	(687,053)	(805,847)

Operating loss	(893)	(21,849)	(11,256)	(39,202)
Interest expense	(997)	(937)	(6,145)	(8,495)
Loss on extinguishment of debt	—	—	(777)	—
Other (expense) income, net	(1,403)	2,445	(2,585)	5,561

Loss from continuing operations before income taxes	(3,293)	(20,341)	(20,763)	(42,136)

Income tax (expense) benefit	(788)	4,797	3,659	11,728

Loss from continuing operations	(4,081)	(15,544)	(17,104)	(30,408)
Net income from discontinued operations	736	498	514	5,719

Net loss	$(3,345)	$(15,046)	$(16,590)	$(24,689)

Loss per share from continuing operations:
Basic	$(0.10)	$(0.54)	$(0.52)	$(1.07)
Diluted	$(0.10)	$(0.54)	$(0.52)	$(1.07)
Earnings per share from discontinued operations:
Basic	$0.02	$0.02	$0.02	$0.20
Diluted	$0.02	$0.02	$0.02	$0.20
Total loss per share:
Basic	$(0.08)	$(0.52)	$(0.50)	$(0.87)
Diluted	$(0.08)	$(0.52)	$(0.50)	$(0.87)
Weighted-average shares outstanding:
Basic[2]	40,925	28,667	33,019	28,484
Diluted[2]	40,925	28,667	33,019	28,484

Dividends per share[3]	$0.055	$0.055	$0.22	$0.22

[1]	2009 includes charges of approximately $2.0 million for the quarter and $18.7 million year-to-date in costs related to workforce reductions and facility consolidations, and $2.1 million year-to-date related to the integration of acquired businesses. 2008 includes charges of approximately $2.1 million for the quarter and $14.1 million year-to-date related primarily to the integration of the acquisitions of Alliance Data Mail Services (November 2007), GCom[2] Solutions (February 2008), Rapid Solutions Group (April 2008) and Capital Systems (July 2008). Also included in the 2008 fourth quarter and year-to-date periods are charges of approximately $8.1 million and $24.6 million, respectively, related to workforce reductions and facility closures.

[2]	The weighted-average basic and diluted shares for the years ended December 31, 2009 and 2008 include 1.0 million shares issued as a result of the stock dividends paid to shareholders in February, May and August 2009. In addition, the weighted-average basic and diluted shares for the quarter and year ended December 31, 2009 include approximately 12.1 million and 4.6 million shares, respectively, related to the Company’s August 2009 equity offering.

[3]	Dividends for the first three quarters of 2009 were paid in shares of Bowne Common Stock, while dividends for the fourth quarter ended December 31, 2009 were paid in cash. Dividends for the quarter ended and year-to-date December 31, 2008 were paid in cash.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets
(unaudited)

	Dec. 31,	Dec. 31,
(in thousands)	2009	2008

Assets
Cash and cash equivalents	$22,061	$11,524
Marketable securities	210	193
Accounts receivable, net	105,067	116,773
Inventories	26,831	27,973
Prepaid expenses and other current assets	43,987	45,990

Total current assets	198,156	202,453

Property, plant and equipment, net	117,218	130,149
Goodwill and other intangibles, net	87,473	92,195
Other assets	58,891	55,952

Total assets	$461,738	$480,749

Liabilities and Stockholders’ Equity
Current portion of long-term debt and capital lease obligations	$8,559	$842
Accounts payable and accrued liabilities	108,655	109,042

Total current liabilities	117,214	109,884

Long-term debt[1]	5,719	88,352
Deferred employee compensation	66,943	75,868
Deferred rent and other	20,395	20,062
Stockholders’ equity[1]	251,467	186,583

Total liabilities and stockholders’ equity	$461,738	$480,749

[1]	During the third quarter of 2009, the Company completed a public equity offering which resulted in the issuance of 12.075 million shares of common stock for net proceeds of $67.8 million. The net proceeds from the offering were used to repay the Company’s term loans in their entirety, and to repay a portion of the Company’s borrowing under its revolving credit facility.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Years Ended December 31,
(in thousands)	2009	2008
Cash flows from operating activities:
Net loss	$(16,590)	$(24,689)
Net income from discontinued operations	(514)	(5,719)
Depreciation and amortization	32,748	33,097
Asset impairment charges	3,693	631
Loss on extinguishment of debt	777	—
Changes in assets and liabilities, net of acquisitions, discontinued operations and certain non-cash transactions	24,142	4,695
Net cash used in operating activities of discontinued operations	(1,201)	(1,275)

Net cash provided by operating activities	43,055	6,740

Cash flows from investing activities:
Purchases of property, plant and equipment	(17,299)	(22,119)
Purchase of marketable securities	—	(5,141)
Proceeds from the sale of marketable securities and other assets	812	42,464
Proceeds from the sale of subsidiaries, net	—	1,049
Acquisitions of businesses, net of cash acquired	(195)	(79,495)

Net cash used in investing activities	(16,682)	(63,242)

Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility, net of debt issuance costs	37,181	138,000
Payment of debt and capital lease obligations	(119,262)	(126,165)
Proceeds from equity offerings, net of equity issuance costs	67,828	—
Proceeds from stock options exercised	—	766
Payment of cash dividends	(2,265)	(5,894)
Other	—	221

Net cash (used in) provided by financing activities	(16,518)	6,928

Effects of exchange rates on cash flows and cash equivalents	682	(3,843)

Net increase (decrease) in cash and cash equivalents	$10,537	$(53,417)
Cash and cash equivalents—beginning of period	11,524	64,941

Cash and cash equivalents—end of period	$22,061	$11,524

BOWNE & CO., INC.
(NYSE: BNE)
Supplemental Revenue and Profit Information
(unaudited)
The supplemental information presented below presents revenue by class of service, gross profit and segment profit information, and is reconciled to (loss) income from continuing operations. Management uses gross profit and segment profit to evaluate Company performance. Segment profit is defined as gross profit (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, restructuring, integration and asset impairment charges, and other expenses and other income. Gross profit and segment profit are measured because management believes that such information is useful in evaluating the Company’s results relative to other entities that operate within our industry. Our segment profit is also used as the primary financial measure for purposes of evaluating financial performance under the Company’s annual incentive plan. Gross profit and segment profit are alternatives to, and not replacement measures of, operating performance as determined in accordance with generally accepted accounting principles.

	For The Periods Ended December 31,
	Quarter		Year-to-Date
(in thousands)	2009	2008	2009	2008
Capital markets services revenue:
Transactional	$65,706	$41,292	$159,028	$189,737
Virtual data room	4,097	3,454	13,078	13,714

Total capital markets services revenue	69,803	44,746	172,106	203,451
Shareholder reporting services revenue:
Compliance reporting	23,942	25,035	157,270	171,092
Investment management	31,906	32,723	167,042	173,605
Translation services	1,861	3,373	11,088	16,932

Total shareholder reporting services revenue	57,709	61,131	335,400	361,629
Marketing communications services revenue	36,356	42,108	145,146	166,704
Commercial printing and other revenue	5,085	8,929	23,145	34,861

Total revenue	168,953	156,914	675,797	766,645
Cost of revenue	(111,780)	(114,885)	(450,082)	(525,047)

Gross profit	57,173	42,029	225,715	241,598
Selling and administrative expenses	(46,689)	(44,211)	(179,663)	(208,374)

Segment profit (loss)	10,484	(2,182)	46,052	33,224
Depreciation	(6,635)	(7,495)	(27,282)	(28,491)
Amortization	(1,366)	(1,368)	(5,466)	(4,606)
Restructuring, integration and asset impairment charges	(3,376)	(10,804)	(24,560)	(39,329)

Operating loss	(893)	(21,849)	(11,256)	(39,202)
Interest expense	(997)	(937)	(6,145)	(8,495)
Loss on extinguishment of debt	—	—	(777)	—
Other (expense) income, net	(1,403)	2,445	(2,585)	5,561

Loss from continuing operations before income taxes	(3,293)	(20,341)	(20,763)	(42,136)
Income tax (expense) benefit	(788)	4,797	3,659	11,728

Loss from continuing operations	$(4,081)	$(15,544)	$(17,104)	$(30,408)

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Condensed Consolidated Statements of Operations
(unaudited)
Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges, benefit plan curtailment gains, loss on extinguishment of debt and non-cash stock compensation-LTEIP expense. The Company believes that the presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles. The pro forma adjustments are reported net of tax effects, which are calculated based on the Company’s marginal tax rate in the jurisdiction where the transaction was recorded.

	For the Periods Ended Dec. 31,
	Quarter		Year-to-Date
(in thousands, except per share information)	2009	2008	2009	2008
Net loss from continuing operations	$(4,081)	$(15,544)	$(17,104)	$(30,408)
Add back: (net of pro forma tax effect)
Restructuring, integration and asset impairment charges[1]	1,982	5,408	14,577	23,325
Benefit plan curtailment gain[2]	—	(1,074)	(920)	(1,074)
Non-cash stock compensation-LTEIP expense[3]	—	—	—	656
Loss on extinguishment of debt[4]	—	—	455	—

Net loss from continuing operations, pro forma	$(2,099)	$(11,210)	$(2,992)	$(7,501)

Loss per share from continuing operations:
Basic	$(0.10)	$(0.54)	$(0.52)	$(1.07)
Diluted	$(0.10)	$(0.54)	$(0.52)	$(1.07)
Loss per share from continuing operations—pro forma:
Basic	$(0.05)	$(0.39)	$(0.09)	$(0.26)
Diluted	$(0.05)	$(0.39)	$(0.09)	$(0.26)
Weighted-average shares outstanding:
Basic[5]	40,925	28,667	33,019	28,484
Diluted[5]	40,925	28,667	33,019	28,484

[1]	In 2009, restructuring, integration and asset impairment charges of $3.4 million for the quarter and $24.6 million year-to-date are shown net of tax benefits of $1.4 million and $10.0 million, respectively. In 2008, restructuring, integration and asset impairment charges of $10.8 million for the quarter and $39.3 million year-to-date are shown net of tax benefits of $5.4 million and $16.0 million, respectively.

[2]	Reflects a $1.6 million gain in 2009 and a $1.8 million gain in 2008 related to the curtailment of the defined benefit pension plan, net of tax expense of $0.7 million and $0.7 million, respectively.

[3]	In 2008, the Company recognized $1.1 million in LTEIP expense, shown net of tax benefits of $0.4 million, all during the first quarter. This expense represented the remaining vesting of the award that was earned during 2007.

[4]	In 2009, the Company recognized expense of $0.8 million, shown net of tax benefit of $0.3 million, related to the write-off of the unamortized debt issuance costs associated with the Term Loans that were repaid in August 2009.

[5]	The weighted-average basic and diluted shares for the quarters and years ended December 31, 2009 and 2008 include 1.0 million shares issued as a result of the stock dividends paid to shareholders in February, May and August 2009. In addition, the weighted-average basic and diluted shares for the quarter and year ended December 31, 2009 include approximately 12.1 million and 4.6 million shares, respectively, related to the Company’s August 2009 equity offering.
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